Exhibit 2.2

HOST MARRIOTT, L.P.

6 3/8% Series N Senior Notes due 2015

Payment of Principal and Interest Unconditionally

Guaranteed by the Guarantors Thereof

PURCHASE AGREEMENT

March 3, 2005

Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004,

Deutsche Bank Securities Inc.

60 Wall Street, 10th Floor

New York, New York 10005

and

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

Host Marriott, L.P., a Delaware limited partnership (the “Company” or the “Operating Partnership”), proposes to issue and sell to the initial purchasers named in Schedule B hereto (each, an Initial Purchaser, and collectively, the “Initial Purchasers”) for which Goldman, Sachs & Co., Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as representatives (the “Representatives”), an aggregate of $650,000,000 principal amount of 6 3/8% Series N Senior Notes due 2015 (the “Series N Notes”), which notes are fully and unconditionally guaranteed by the subsidiaries of the Company listed on Schedule A hereto (the “Guarantors”). The Series N Notes (and related guarantees) are to be issued pursuant to the provisions of the Amended and Restated Indenture, dated as of August 5, 1998 by and among HMH Properties, Inc., the Guarantors (as named therein) and The Bank of New York, as successor trustee (the “Trustee”) (the “Base Indenture”) and the Sixteenth Supplemental Indenture (the “Sixteenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) to be dated as of the Closing Date (as defined in Section 4 below), by and among the Company, the Guarantors and the Trustee.

For purposes of this agreement, the term “Securities” means the $650,000,000 aggregate principal amount of the Series N Notes, together with the guarantees (the “Guarantees”) thereof by each of the Guarantors. The Securities and the Indenture are more fully described in the Offering Memorandum (as hereinafter defined). Capitalized terms used herein without definition have the respective meanings specified in the Offering Memorandum, unless otherwise set forth herein.

1. Offering Memorandum. The Securities will be offered and sold to the Initial Purchasers pursuant to exemptions from the registration requirements under the Securities Act of 1933, as amended (the “Act”). The Company and the Guarantors have prepared a final offering memorandum, dated March 3, 2005 relating to the Series N Notes and the Guarantees (together with any documents incorporated by reference therein (excluding any supplement or amendment after the date hereof), the “Offering Memorandum”).

Upon original issuance thereof, and until such time as the same is no longer required pursuant to the Indenture, the Series N Notes (and all securities issued in exchange therefor or in substitution thereof) shall bear the following legend:

“THIS NOTE (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:

(1) REPRESENTS THAT (A) IT IS NOT AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE OPERATING PARTNERSHIP OR THE GUARANTORS, (B) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”) AND (C) IT IS PURCHASING THIS NOTE FOR ITS OWN ACCOUNT OR AN ACCOUNT OVER WHICH IT EXERCISES SOLE INVESTMENT DISCRETION, AND IT AND ANY SUCH ACCOUNT IS A “QUALIFIED PERSON” (AS DEFINED IN SECTION 49(a)(1)(D)(iv) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). FOR THIS PURPOSE, A PERSON WOULD BE CONSIDERED A “QUALIFIED PERSON” IF IT IS A BANK, SAVINGS & LOAN ASSOCIATION, INSURANCE

COMPANY, PENSION TRUST, FUND (INCLUDING PARTNERSHIPS, TRUSTS, MUTUAL FUNDS, HEDGE FUNDS, SEPARATE ACCOUNTS AND PORTFOLIO MANAGERS) OR ANY OTHER ENTITY THAT REGULARLY LENDS MONEY OR PURCHASES DEBT SECURITIES FROM ISSUERS IN PRIMARY OFFERINGS. A PERSON, HOWEVER, WOULD NOT BE A QUALIFIED PERSON IF IT (A) DIRECTLY OR INDIRECTLY OWNS MORE THAN 10% OF THE OPERATING PARTNERSHIP OR (B) HAS A DIRECT OR INDIRECT MORE-THAN-10% OWNER WHO ALSO DIRECTLY OR INDIRECTLY OWNS MORE THAN 10% OF THE OPERATING PARTNERSHIP.

(2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE OPERATING PARTNERSHIP OR ANY GUARANTOR WHOLLY OWNED BY THE OPERATING PARTNERSHIP OR ANY OF THEIR RESPECTIVE WHOLLY OWNED SUBSIDIARIES, (B) TO A PERSON WHO IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE OPERATING PARTNERSHIP THAT SUCH TRANSFER IS EXEMPT UNDER THE SECURITIES ACT, (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE OPERATING PARTNERSHIP), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; PROVIDED THAT, FOR ANY TRANSACTION PURSUANT TO CLAUSE (B), (C), (D), OR (E) WITHIN TWO YEARS OF THE ISSUANCE OF THIS NOTE, THE TRANSFEREE REPRESENTS THAT IT IS A “QUALIFIED PERSON” (AS DEFINED ABOVE); AND

(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE AS TO THE ABOVE RESTRICTIONS.

2. Agreements to Sell and Purchase. On the basis of the representations and warranties contained in this Agreement, and subject to the terms and conditions herein set forth, the Company and, as to the Guarantees, the Guarantors, agree to issue and sell to each of the Initial Purchasers, and each of the Initial Purchasers agrees, severally and not jointly, to purchase from the Company and, as to the Guarantees, the Guarantors, the Series N Notes at a purchase price to the Company equal to 98.5% of the principal amount at maturity of the Series N Notes (i.e., $640,250,000), in the respective principal amount set forth opposite their names on Schedule B hereto.

3. Terms of Offering. The Initial Purchasers have advised the Company that the Initial Purchasers will offer and sell (the “Exempt Resales”) the Securities purchased hereunder on the terms set forth in the Offering Memorandum, as amended or supplemented, solely to persons whom the Initial Purchasers reasonably believe to be “qualified institutional buyers” as defined in Rule 144A of the Act (“QIBs”) and who the Initial Purchasers reasonably believe are regularly engaged in the business of lending money or purchasing debt securities from issuers in primary offerings (such persons being referred to herein as the “Eligible Purchasers”), and the parties hereto acknowledge and agree that a purchaser is an “Eligible Purchaser” if it is a bank, savings and loan association, insurance company, pension trust, fund (including partnerships, trusts, mutual funds, hedge funds, separate accounts, and portfolio managers) or any other entity that regularly lends money or purchases debt securities from issuers in primary offerings.

The Initial Purchasers will offer the Securities to Eligible Purchasers initially at a price equal to 100% of the principal amount thereof. Such price may be changed at any time without notice.

Holders (including subsequent transferees) of the Securities will have the registration rights set forth in the registration rights agreement (the “Registration Rights Agreement”), to be dated the Closing Date, in substantially the form of Schedule D hereto, for so long as such Securities constitute “Transfer Restricted Securities” (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, the Company and the Guarantors will agree to file with the Securities and Exchange Commission (the “Commission”) under the circumstances set forth therein, (i) a registration statement under the Act (the “Exchange Offer Registration Statement”) relating to a new series of the Company’s 6 3/8% Senior Notes due 2015 guaranteed by the Guarantors (the “Series O Notes” and, together with the Securities, the “Notes”), to be offered in exchange for the Securities

(such offer to exchange being referred to as the “Exchange Offer”) and the Guarantees by the Guarantors thereof and (ii) a shelf registration statement pursuant to Rule 415 under the Act (the “Shelf Registration Statement” and, together with the Exchange Offer Registration Statement, the “Registration Statements”) relating to the resale by certain holders of the Securities and to use their best efforts to cause such Registration Statements to be declared and remain effective and usable for the periods specified in the Registration Rights Agreement and to consummate the Exchange Offer.

4. Delivery and Payment. Delivery to you of and payment for the Securities shall be made at 10:00 A.M., New York City time at the offices of Latham & Watkins LLP, 555 11th Street, N.W., Washington, D.C. 20004 on the fifth Business Day following the date of this Agreement (the “Closing Date”). The Closing Date and the location of delivery of the Securities may be varied by agreement among you and the Company.

One or more of the Securities in definitive form, registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), or such other name(s) as the Initial Purchasers may request in writing upon at least two Business Days’ notice to the Company, having an aggregate principal amount corresponding to the aggregate principal amount of such series of Securities (the “Global Securities”) shall be delivered by the Company to the Initial Purchasers on the Closing Date, with any transfer taxes payable upon initial issuance thereof duly paid by the Company, for your respective accounts against payment by the Initial Purchasers of the purchase price thereof in currently available funds, to the order of the Company. The Global Securities shall be made available to you at the offices of the Representatives (or at such other place as shall be acceptable to you) for inspection not later than 9:30 A.M., New York City time, on the Business Day next preceding the Closing Date.

5. Agreements of the Company and the Guarantors. Each of the Company and the Guarantors, jointly and severally, agrees with each of you that:

(a) It will advise you promptly and, if requested by any of you, confirm such advice in writing, (i) of the issuance by any state securities commission of any stop order suspending the qualification or exemption from qualification of any Series N Notes for offering or sale in any jurisdiction designated by the Initial Purchasers pursuant to Section 5(e) hereof, or the initiation of any proceeding by any state securities commission or any other federal or state regulatory authority for such purpose and (ii) of the happening of any event during the period referred to in Section 5(c) below that makes any statement of a material fact made in the Offering Memorandum (as amended or supplemented from time to time) untrue or that requires any additions to or changes in the Offering Memorandum in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Each of the Company and each of the Guarantors shall use its reasonable best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption of the Securities under any state securities or Blue Sky laws and, if at any time any state securities commission or other federal or state regulatory authority shall issue an order suspending the qualification or exemption of the Securities under any state securities or Blue Sky laws, the Company and the Guarantors shall use every reasonable effort to obtain the withdrawal or lifting of such order at the earliest possible time.

(b) It will furnish the Initial Purchasers and those persons identified as Eligible Purchasers by the Initial Purchasers to the Company as many copies of the Offering Memorandum, and any amendments or supplements thereto, as the Initial Purchasers may reasonably request for the time period specified in Section 5(c). Subject to the accuracy of the Initial Purchasers’ representations and warranties and the Initial Purchasers’ compliance with their agreements set forth in Section 7 hereof, the Company and the Guarantors consent to the use of the Offering Memorandum, and any amendments and supplements thereto required pursuant hereto, by the Initial Purchasers in connection with Exempt Resales.

(c) If during such period as in the opinion of counsel for the Initial Purchasers an Offering Memorandum is required to be delivered in connection with Exempt Resales by the Initial Purchasers, it will (i) not make any amendment or supplement to the Offering Memorandum of which the Initial Purchasers shall not previously have been advised or to which the Initial Purchasers shall reasonably object after being so advised and (ii) prepare promptly upon the Initial Purchasers’ reasonable request, any amendment or supplement to the Offering Memorandum which may be necessary or advisable in connection with such Exempt Resales.

(d) If, during the period referred to in Section 5(c) above, any event shall occur or condition shall exist as a result of which it becomes necessary to amend or supplement the Offering Memorandum in order to make the statements therein, in the light of the circumstances existing as of the date of the Offering Memorandum, not misleading, or if it is necessary to amend or supplement the Offering Memorandum to comply with any applicable law, it will promptly prepare an appropriate amendment or supplement to such Offering Memorandum so that the statements therein, as so amended or supplemented, will not, in the light of the circumstances when it is so delivered, be misleading, or so that such Offering Memorandum will comply with applicable law, and furnish to the Initial Purchasers such number of copies thereof as the Initial Purchasers may reasonably request.

(e) Prior to the sale of all Securities pursuant to Exempt Resales as contemplated hereby, it will cooperate with the Initial Purchasers and counsel to the Initial Purchasers in connection with the registration or qualification of the Securities for offer and sale to the Initial Purchasers and pursuant to Exempt Resales under the securities or Blue Sky laws of such jurisdictions in the United States as the Initial Purchasers may request and continue such registration or qualification in effect so long as required for Exempt Resales and file such consents to service of process or other documents as may be necessary in order to effect such registration or qualification; provided, however, that neither the Company nor any Guarantor shall be required in connection therewith to qualify as a foreign corporation in any jurisdiction in which it is not now so qualified or to take any action that would subject it to general consent to service of process or taxation in any jurisdiction in which it is not now so subject.

(f) Neither the Company nor any Guarantor will engage in any form of general solicitation or general advertising (as those terms are used in Regulation D of the Act) in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

(g) So long as the Notes are outstanding, the Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission, and whether or not the Company has a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or Section 15(d) of the Exchange Act. For so long as the Initial Purchasers are making a market in the Notes, but in no event, more than five years from the date hereof, the Company will furnish to you, upon request and as soon as available, copies of all such reports and information, together with such other documents, reports and information as shall be furnished by the Company to the holders of the Notes, and such other information concerning the Company and its subsidiaries as you reasonably may request.

(h) So long as the Notes are outstanding, it will furnish to the Initial Purchasers, upon request and as soon as available, copies of all reports or other communications furnished by the Company or any of the Guarantors to any of its holders or furnished to or filed with the Commission and such other publicly available information concerning the Company, the Guarantors and/or their respective subsidiaries as the Initial Purchasers may reasonably request.

(i) So long as any of the Securities remain outstanding and during any period in which the Company and the Guarantors are not subject to Section 13 or 15(d) of the Exchange Act, upon the request of any holders of Notes it will furnish to such holder and to any prospective purchaser of Series N Notes from such holder, the information (“Rule 144A Information”) required by Rule 144A(d)(4) under the Act; provided, however, that the Company’s obligations under this Section 5(i) shall terminate upon the earlier of (i) the date the Exchange Offer is concluded and the exchange of the Exchange Securities for the Securities tendered therein is consummated or (ii) the date the Shelf Registration Statement is declared effective by the Commission; provided, further, that, notwithstanding the foregoing provisions, the Company shall be obligated to deliver, upon request, any information required by Rule 144A(d)(4) under the Act to prospective purchasers of the Securities during any period during which, pursuant to the Registration Rights Agreement, the Shelf Registration Statement is required to be effective, but such effectiveness has been suspended or revoked for any reason.

(j) Whether or not the transactions contemplated hereby are consummated or this Agreement is terminated, it will pay and be responsible for all costs, expenses, fees and taxes in connection with or incident to (i) the printing, processing, filing and distribution of the Offering Memorandum and all amendments or supplements thereto (but not including, however, legal fees and expenses of your counsel incurred in connection therewith), including such copies as may be reasonably requested by you, (ii) the issuance, transfer and delivery of the Securities to you and pursuant to Exempt Resales, including any transfer or other taxes payable thereon, (iii) the registration or qualification of the Securities for offer and sale under the securities or Blue Sky laws of the jurisdictions referred to in paragraph 5(e) above (including, in each case, any filing fees and fees and expenses of counsel to the Initial Purchasers incurred in connection therewith), (iv) the rating of the Securities by investment rating agencies, (v) the approval of the Securities by DTC for “book-entry” transfer, (vi) the performance by each of the Company and the Guarantors of its other obligations under this Agreement, including (without limitation) the fees of the Trustee, the cost of its personnel and other internal costs, the cost of printing and engraving the certificates representing the Securities, and all expenses and taxes incident to the sale and delivery of the Securities to you (but not including, however, legal fees and expenses of your counsel incurred in connection therewith) and (vii) all expenses and listing fees in connection with the application for inclusion of the Securities in the Private Offerings, Resales and Trading through Automatic Linkages Market (“PORTAL”) of the National Association of Securities Dealers, Inc. (“NASD”).

(k) It will use its best efforts to effect the inclusion of the Securities in PORTAL and to maintain such inclusion for so long as the Securities are outstanding.

(l) [Intentionally omitted].

(m) During the period beginning on the date hereof and continuing to and including the Closing Date, it will not offer, sell, contract to sell or otherwise transfer or dispose of any debt securities of the Company or any Guarantor or any warrants, rights or options to purchase or otherwise acquire debt securities of the Company or any Guarantor substantially similar to the Securities (other than (i) the Securities and (ii) commercial paper issued in the ordinary course of business), without the prior written consent of the Initial Purchasers, which consent shall not be unreasonably withheld.

(n) It will use the proceeds from the sale of the Securities in the manner described in the Offering Memorandum under the caption “Use of Proceeds.”

(o) It will not claim voluntarily, and will actively resist any attempts to claim, the benefit of any usury laws against the holders of any Notes.

(p) It will comply with all of its agreements set forth in the Registration Rights Agreement.

(q) Each of the Guarantors and the Company will execute and deliver, file and record all instruments and documents, and will do all such acts and other things as are necessary to subject the Collateral (as defined in the Indenture) to the security interests intended to be created by the Amended and Restated Pledge and Security Agreement, dated as of September 10, 2004 by and among the Pledgors (as defined therein) and Deutsche Bank Trust Company Americas, as collateral agent, as amended to date (the “Pledge and Security Agreement”) in favor of the Pledgee (as defined in the Pledge and Security Agreement) for the benefit of the holders of the Notes and as are reasonably necessary or advisable to perfect the security interests intended to be created thereby.

(r) It will use its reasonable best efforts to do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date and to satisfy all conditions precedent to the delivery of the Series N Notes and the Guarantees.

(s) It will not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Act) that would be integrated with the sale of the Series N Notes to the Initial Purchasers or pursuant to Exempt Resales in a manner that would require the registration of any such sale of the Series N Notes under the Act.

(t) It will use its best efforts to continue to be classified and treated as a partnership for Federal income tax purposes for its taxable year ending December 31, 2005 and continue to be so classified and treated thereafter.

(u) It shall treat the Securities as indebtedness for tax purposes and shall not take any position inconsistent therewith.

6. Representations and Warranties. Each of the Company and each of the Guarantors, jointly and severally, represents and warrants to each of you that:

(a) The Offering Memorandum does not contain, and, together with any supplement or amendment to it, the Offering Memorandum will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; except that the representations and warranties contained in this paragraph (a) shall not apply to statements in or omissions from the Offering Memorandum (or any supplement or amendment thereto) made in reliance upon and in conformity with information relating to you furnished to the Company or its agents in writing by you expressly for use therein. The Company acknowledges for all purposes under this Agreement that the statements with respect to the price of the Securities and the third and fifth paragraphs appearing under the caption “Plan of Distribution” in the Offering Memorandum (or any amendment or supplement thereto) constitute the only written information furnished to the Company by any of the Initial Purchasers expressly for use in the Offering Memorandum (or any amendment or supplement thereto) (the “Initial Purchasers’ Information”) and that you shall not be deemed to have provided any other information (and therefore are not responsible for any such statement or omission). No stop order preventing the use of the Offering Memorandum, or any amendment or supplement thereto, or any order asserting that any of the transactions contemplated by this Agreement are subject to the registration requirements of the Act, has been issued.

(b) Each of the Company, the Guarantors and their respective subsidiaries has been duly organized, is validly existing as a limited partnership, general partnership, limited liability company or unlimited company, as the case may be, in good standing (except for the Guarantors that are general partnerships, as to which the concept of “good standing” does not apply) under the laws of its respective jurisdiction of organization and has the requisite power and authority to carry on its business as it is currently being conducted, and to own, lease and operate its properties; and, as applicable, has the requisite power and authority to authorize the offering of the Notes, to execute, deliver and perform this Agreement and to issue, sell and deliver the Notes; and each of the Company, the Guarantors and their respective subsidiaries is duly qualified and is in good standing as a foreign corporation (or other entity) authorized to do business in each jurisdiction where the operation, ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, singly or in the aggregate, have a material adverse effect on the properties, business, results of operations, condition (financial or otherwise), business affairs or prospects of the Company, the Guarantors and their respective subsidiaries taken as a whole (a “Material Adverse Effect”).

(c) All of the issued and outstanding shares of capital stock of, or other ownership interests in, each subsidiary of the Company have been duly and validly authorized and issued, and all of the shares of capital stock of, or other ownership interests in, each such subsidiary other than the subsidiaries set forth on Schedule C (which subsidiaries are so owned in the amounts listed thereon) is owned, directly or through subsidiaries, by the Company. All such shares of capital stock are fully paid and nonassessable (except for the capital stock of the Guarantors incorporated or amalgamated under the laws of the Province of Nova Scotia, the capital stock of which, is assessable pursuant to Section 135 of the Companies Act (Nova Scotia)), and are owned free and clear of any security interest, mortgage, pledge, claim, lien or encumbrance (each, a “Lien”), except for security interests in shares of certain subsidiaries of the Company pursuant to the Pledge and Security Agreement relating to the Company’s 7 7/8% Series B senior notes due 2008, 8 3/8% Series E senior notes due 2006, 9¼% Series G senior notes due 2007, 9½% Series I senior notes due 2007, 7 7/8 Series K senior notes due 2013, 7% Series M senior notes due 2012 and 3.25% exchangeable senior debentures due 2024 (collectively, the “Existing Senior Notes”), borrowings under the Amended and Restated Credit Agreement, dated September 10, 2004, as further amended, modified or supplemented, among the Company, the banks party thereto from time to time, and Deutsche Bank Trust Company Americas, as administrative agent (the “Credit Facility”), certain other obligations set forth in the Pledge and Security Agreement including security interests in the profits and losses of, payments due to and various claims and privileges of certain subsidiaries of the Company and, from and after the Closing Date, the Notes. There are no outstanding subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or Liens (other than Liens relating to the Pledge and Security Agreement) related to or entitling any person to purchase or otherwise to acquire any shares of the capital stock of, or other ownership interest in, any subsidiary of the Company owned directly or indirectly by the Company.

(d) On the Closing Date, the Indenture will have been duly authorized and validly executed and delivered by the Company and the Guarantors and, when duly executed and delivered in accordance with its terms, will be a valid and legally binding agreement of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms (assuming the due execution and delivery thereof by the Trustee) subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar types of laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and will conform in all material respects to the descriptions thereof in the Offering Memorandum.

(e) On the Closing Date, the Securities will have been duly authorized for issuance and sale to you pursuant to this Agreement by the Company and the Guarantors and the Securities will have been duly executed by the Company and the

Guarantors and will conform in all material respects to the descriptions thereof in the Offering Memorandum. When the Securities are issued, authenticated and delivered in accordance with the Indenture and paid for in accordance with the terms of this Agreement, the Securities will constitute valid and legally binding obligations of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with their terms and entitled to the benefits of the Indenture subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar types of laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f) Neither the Company, the Guarantors nor any of their subsidiaries has received from any governmental authority notice of any condemnation of or zoning change affecting their respective properties or any part thereof or of any violation of any municipal, state or federal law, rule or regulation concerning its properties or any part thereof which has not heretofore been cured or which would have a Material Adverse Effect, or which could reasonably be expected to have a Material Adverse Effect, and neither the Company, the Guarantors nor any of their respective subsidiaries knows of any such condemnation or zoning change which is threatened on any of their properties or any such violation, which could reasonably be expected to have a Material Adverse Effect. Neither the Company, the Guarantors nor any of their respective subsidiaries is in violation of its respective charter or bylaws or other similar organizational instrument or in default in the performance of any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or other contract, lease or other instrument to which any of the Company, the Guarantors or any of their respective subsidiaries is a party or by which any of them is bound, or to which any of the property or assets of any of the Company, the Guarantors or any of their respective subsidiaries is subject, except for such violations or defaults which would neither have a Material Adverse Effect nor reasonably be expected materially and adversely to affect the consummation of this Agreement or the transactions contemplated hereby.

(g) This Agreement has been duly authorized and validly executed and delivered by the Company and each of the Guarantors and constitutes a valid and legally binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms (assuming the due execution and delivery hereof by the Initial Purchasers of this Agreement) subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(h) The execution and delivery of this Agreement, the Indenture and the Registration Rights Agreement by the Company and each of the Guarantors, the issuance and sale of the Notes, the performance of this Agreement, the Indenture and the

Registration Rights Agreement and the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach or violation of any of the respective charter or bylaws or other similar organizational instrument of the Company, the Guarantors or any of their respective subsidiaries or any of the terms or provisions thereof, (ii) result in the suspension, termination or revocation of any Authorization (as defined below) of the Company, the Guarantors or any of their respective subsidiaries or other impairment of the rights of the holder of any such Authorization, (iii) constitute a default or cause an acceleration of any obligation under or result in the imposition or creation of (or the obligation to create or impose) a Lien with respect to, any bond, note, debenture or other evidence of indebtedness or any indenture, mortgage, deed of trust or other agreement or instrument to which the Company, the Guarantors or any of their respective subsidiaries is a party or by which it or any of them is bound, or to which any properties of the Company, the Guarantors or any of their respective subsidiaries is or may be subject except for Liens in respect of the Securities or (iv) contravene any order of any court or governmental agency or body having jurisdiction over the Company, the Guarantors or any of their respective subsidiaries or any of their properties, or violate or conflict with any statute, rule or regulation or administrative or court decree applicable to the Company, the Guarantors or any of their respective subsidiaries, or any of their respective properties except in the case of clauses (ii), (iii) or (iv) above, for such suspensions, terminations, revocations, impairments, conflicts or violations which would neither have a Material Adverse Effect nor reasonably be expected materially and adversely to affect the consummation of this Agreement or the transactions contemplated hereby.

(i) Except as may be described in the Offering Memorandum, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, pending against or affecting the Company, the Guarantors or any of their respective subsidiaries, or their respective properties, which is required to be disclosed in the Offering Memorandum and is not so described, or which would result, singly or in the aggregate, in a Material Adverse Effect or which could reasonably be expected to materially and adversely affect the consummation of this Agreement or the transactions contemplated hereby, and to the best of the Company’s knowledge, no such proceedings are contemplated or threatened. No contract or document of a character required to be described in the Offering Memorandum in order to prevent the Offering Memorandum as of its date from containing any untrue statement of a material fact or omitting to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, is not so described.

(j) To the best knowledge of the Company and each of the Guarantors, (A) no action has been taken and no statute, rule or regulation or order has been enacted, adopted or issued by any governmental agency or body which prevents the issuance of the Securities, prevents or suspends the use of the Offering Memorandum or suspends the sale of the Securities in any jurisdiction referred to in Section 5(e) hereof and (B) no injunction, restraining order or order of any nature by a Federal or state court of competent jurisdiction has been issued with respect to the Company, the Guarantors or any of their respective subsidiaries which would prevent or suspend the issuance or sale of the Securities or the use of the Offering Memorandum in any jurisdiction referred to in Section 5(e) hereof. Every request of any securities authority or agency of any jurisdiction for additional information (to be included in the Offering Memorandum) has been complied with in all material respects.

(k) Except as would not, singly or in the aggregate, have a Material Adverse Effect, neither the Company, the Guarantors nor any of their respective subsidiaries is in violation of any environmental, safety or similar law or regulation applicable to its business relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), lacks any permits, licenses or other approvals required of them under applicable Environmental Laws or is violating any terms and conditions of any such permit, license or approval.

(l) The Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors, or of Marriott International (or its subsidiaries) which would have a Material Adverse Effect.

(m) Except with respect to the Hotel Trades Council and Hotel Association Pension Fund and the Host International, Inc. Cleveland Retirement Benefit Plan, neither the Company, the Guarantors nor any of their respective subsidiaries has sponsored, maintained or contributed to, directly or indirectly, within the last five years, any employee benefit plan subject to Title IV of ERISA, including without limitation “multiemployer plans” (as defined in Section 4001(a)(3) of ERISA).

(n) Neither the Company, the Guarantors nor any of their respective subsidiaries has violated any provisions of the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder, except for such violations which, singly or in the aggregate, would not have a Material Adverse Effect.

(o) (i) Each of the Company, the Guarantors and their respective subsidiaries have good and marketable and insurable title, free and clear of all Liens, to all property and assets described in the Offering Memorandum as being owned by it, except for Liens described in the Offering Memorandum (including, without limitation, all Liens relating to mortgages reflected on the historical or pro forma financial statements or described in the notes thereto included or incorporated by reference in the Offering Memorandum) and Liens imposed pursuant to the Pledge and Security Agreement or by the indentures relating to the

Existing Senior Notes and the Credit Facility or Liens that would not have a Material Adverse Effect and (ii) all liens, charges, encumbrances, claims or restrictions on or affecting the properties and assets of the Company, the Guarantors or their respective subsidiaries that are required to be disclosed in the Offering Memorandum are disclosed.

(p) To the Company’s knowledge, KPMG LLP, who have certified certain financial statements of the Company and its subsidiaries, are independent public accountants within the meaning of the Act and the rules and regulations of the Commission thereunder.

(q) Except as disclosed in the Offering Memorandum subsequent to the respective dates as of which information is given in the Offering Memorandum and up to the Closing Date, neither the Company, the Guarantors nor any of their respective subsidiaries has incurred any liabilities or obligations, direct or contingent, which are material to the Company, the Guarantors and their respective subsidiaries taken as a whole, nor entered into any material transaction not in the ordinary course of business and there has not been, singly or in the aggregate, any material adverse change, or any development which would involve a material adverse change, in the properties, business, results of operations, condition (financial or otherwise), business affairs or prospects of the Company, the Guarantors and their respective subsidiaries taken as a whole (a “Material Adverse Change”).

(r) No consent, approval, authorization, order, registration or consent of, or with any court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company and the Guarantors of transactions contemplated by this Agreement, except such as have been obtained and made under state securities or Blue Sky laws or regulations.

(s) Neither the Company, the Guarantors nor any of their affiliates is presently doing business with the government of Cuba or with any person or affiliate located in Cuba.

(t) (i) Each of the Company, the Guarantors and their respective subsidiaries has all certificates, consents, exemptions, orders, permits, licenses, authorizations or other approvals (each, an “Authorization”) of and from, and has made all declarations and filings with, all Federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, necessary or required to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Offering Memorandum and all such Authorizations are in full force and effect, except to the extent that the failure to obtain or file or cause to remain in effect would not, singly or in the aggregate, have a Material Adverse Effect, (ii) the Company, the Guarantors and their respective subsidiaries are in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities and governing bodies having jurisdiction with respect thereto and (iii) neither the Company, the Guarantors nor their respective subsidiaries has received any notice of proceedings relating to the revocation or modification of any Authorization, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(u) Neither the Company, the Guarantors nor their respective subsidiaries is, and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Offering Memorandum, will be, an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

(v) Each certificate signed by any officer of the sole general partner of the Company or any officer of the general partner or managing member of any of the Guarantors and delivered to the Initial Purchasers or counsel for the Initial Purchasers pursuant to Section 9 shall be deemed to be a representation and warranty by the Company or such Guarantor, as the case may be, to each Initial Purchaser as to the matters covered thereby.

(w) The Company, the Guarantors and each of their consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with accounting principles generally accepted in the United States, or GAAP, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(x) Other than the Existing Senior Notes and the guarantees thereof, there are no securities of the Company or any of its subsidiaries registered under the Exchange Act, or listed on a national securities exchange or quoted in a U.S. automated inter-dealer quotation system.

(y) Other than the Registration Rights Agreement and the Pledge and Security Agreement, pursuant to which, among other things, the holders of the Securities will be granted a security interest in the Collateral, there are no contracts, agreements or understandings between the Company or any of the Guarantors and any person granting such person the right to require the Company or any of the Guarantors to file a registration statement under the Act with respect to any securities of such company or to require such company to include such securities with the Notes registered pursuant to any Registration Statement.

(z) Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) are the only “nationally recognized statistical rating organizations,” as such term is defined for purposes of Rule 436(g)(2) under the Act, that currently rate any of the Company’s securities and, except as described in the Offering Memorandum, neither Moody’s nor S&P has indicated to the Company or any of the Guarantors that it is considering (i) the downgrading, suspension or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating assigned to the Company or any of the Guarantors or any securities of any of the Company and the Guarantors or (ii) any change in the outlook for any rating of the Company or any of the Guarantors or any securities of the Company or any of the Guarantors.

(aa) Neither the Company, the Guarantors nor any of their respective subsidiaries is in violation of any statute, law, ordinance, governmental rule or regulation or any judgment, decree, rule or order of any court or governmental agency or authority applicable to the Company, the Guarantors or their respective subsidiaries or any of their respective properties or assets or any applicable zoning laws, ordinances and regulations, except such violations as would not, singly or in the aggregate, have a Material Adverse Effect.

(ab) Except as described in the Offering Memorandum, the leases under which the Company, the Guarantors or their respective subsidiaries holds or uses real property or other material assets as a lessee (“Leases”) are in full force and effect; and each of the Company, the Guarantors and their respective subsidiaries has complied with its obligations under the Leases and its franchise agreements other than any non compliance which, individually or in the aggregate would not result in a Material Adverse Effect; and neither the Company, the Guarantors nor any of their respective subsidiaries knows of any default by any other party to the Leases and its franchise agreements which, alone or together with other such defaults, would have a Material Adverse Effect.

(ac) Immediately after giving effect to the offering of the Series N Notes and the use of proceeds therefrom, with respect to the Company and each Guarantor, (i) the present fair salable value of its assets shall be more than the amount that will be required to pay its debts (including contingent and unliquidated debts) as they become absolute and matured, (ii) its assets, at a fair valuation, shall be greater than the sum of its debts (including contingent and unliquidated debts), (iii) it shall not be engaged in a business or transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) it shall not intend to incur or believe that it will incur debts beyond its ability to pay as such debts become absolute and matured.

(ad) Neither the Company nor any of its subsidiaries owns any “margin securities” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and none of the proceeds of the sale of the Notes will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Notes to be considered a “purpose credit” within the meanings of Regulations T, U or X of the Federal Reserve Board.

(ae) Upon the issuance of the Securities as contemplated hereunder and under the Indenture, the Pledge and Security Agreement will create a valid and (assuming the certificates representing the Pledged Shares (as defined in the Pledge and Security Agreement) accompanied by stock powers endorsed in blank were delivered to the Pledgee in New York and are held by the Pledgee (as defined in the Pledge and Security Agreement) in New York) perfected security interest in the Pledged Shares required to be subject to the Lien of the Indenture and the Pledge and Security Agreement in favor of the Pledgee for the benefit of holders of the Notes (on an equal and ratable basis with the Existing Senior Notes and the Credit Facility), subject only to a Lien in favor of the Pledgee, as security for the obligations purported to be secured thereby.

(af) The Registration Rights Agreement will have been duly authorized by the Company and the Guarantors on or prior to the Closing Date, and on the Closing Date the Registration Rights Agreement will be validly executed and delivered by the Company and the Guarantors. When the Registration Rights Agreement has been duly executed and delivered by the Company and the Guarantors, assuming the due authorization, execution and delivery thereof by the Initial Purchasers, the Registration Rights Agreement will be a valid and binding agreement of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, fraudulent transfer, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and to general equity principles.

(ag) The Offering Memorandum, as of its date, contained all the information that, if requested, would be required to be provided to a prospective purchaser pursuant to Rule 144A(d)(4) under the Act.

(ah) [Intentionally omitted].

(ai) No form of general solicitation or general advertising (as defined in Regulation D under the Act) was used by the Company, the Guarantors or any of their respective representatives (other than the Initial Purchasers, as to whom the Company and the Guarantors make no representation) in connection with the offer and sale of the Securities contemplated hereby, including, but not limited to, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. No securities of the same class as the Securities have been issued and sold by the Company within the six-month period immediately prior to the date hereof. Neither the Company nor any affiliate of the Company (as such term is defined in Rule 501(b) under the Act) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration of the Securities under the Act.

(aj) No registration under the Act of the Securities is required for the sale of the Securities to the Initial Purchasers as contemplated hereby or for the Exempt Resales in each case in the manner contemplated by this Agreement assuming the accuracy of the Initial Purchasers’ representations and warranties and the compliance by the Initial Purchasers with their agreements set forth in Section 7 hereof.

(ak) The Company has since its inception been classified and treated as a partnership for Federal income tax purposes and currently intends to operate in a manner so as to continue to be classified and treated as a partnership for Federal income tax purposes.

(al) Since January 1, 1999, Host Marriott Corporation, a Maryland corporation (“Host REIT”), has operated, and currently intends to continue to operate, in a manner so as to be qualified and to be subject to tax as a REIT under section 856 et seq of the Internal Revenue Code of 1986, as amended, on and after January 1, 1999.

(am) All material Tax returns required to be filed by the Company and each of its material subsidiaries have been filed and to the Company’s knowledge all such returns are true, complete, and correct in all material respects. To the Company’s knowledge, all material Taxes that are due from the Company and each of its material subsidiaries have been paid other than those (i) currently payable without penalty or interest or (ii) those that have been or would be contested in good faith and by appropriate proceedings and for which, in the case of both clauses (i) and (ii), adequate reserves have been established on the books and records of the Company and its subsidiaries in accordance with GAAP. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all Federal, state, local and foreign income taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

7. Initial Purchasers’ Representations and Warranties. Each of the Initial Purchasers, severally and not jointly, represents and warrants to the Company and the Guarantors, and agrees that:

(a) Such Initial Purchaser is an Eligible Purchaser with such knowledge and experience in financial and business matters as is necessary in order to evaluate the merits and risks of an investment in the Securities.

(b) Such Initial Purchaser (A) is not acquiring the Securities with a view to any distribution thereof or with any present intention of offering or selling any of the Securities in a transaction that would violate the Act or the securities laws of any state of the United States or any other applicable jurisdiction and (B) will be reoffering and reselling the Securities only to persons whom the Initial Purchasers reasonably believe to be Eligible Purchasers.

(c) Such Initial Purchaser agrees that no form of general solicitation or general advertising (within the meaning of Regulation D under the Act) has been or will be used by such Initial Purchaser or any of its representatives in connection with the offer and sale of the Securities pursuant hereto, including, but not limited to, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

Each of the Initial Purchasers acknowledge that the Company and the Guarantors and, for purposes of the opinions to be delivered to each Initial Purchaser pursuant to Section 9 hereof, counsel to the Company and the Guarantors and counsel to the Initial Purchasers will rely upon the accuracy and truth of the foregoing representations and such Initial Purchasers hereby consent to such reliance.

8. Indemnification.

(a) Each of the Company and the Guarantors, jointly and severally agrees to indemnify and hold harmless (i) each of the Initial Purchasers, (ii) each person, if any, who controls (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) any of the Initial Purchasers (any of the persons referred to in this clause (ii) being hereinafter referred to as a “controlling person”) and (iii) the respective officers, directors, partners, employees, representatives and agents of any of the Initial Purchasers or any controlling person (any person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as an “Indemnified Person”) to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including without limitation, and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any claim, action, investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of counsel to any Indemnified Person) directly or indirectly caused by, related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum (or any amendment or supplement thereto), or any omission or alleged omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading; provided, however, that this indemnity agreement shall not apply to such losses, claims, damages, liabilities or expenses caused by an untrue statement or omission or alleged untrue statement or omission that is made in reliance upon and in conformity with the Initial Purchasers’ Information (as defined in Section 6(a) above). The Company and the Guarantors shall notify you promptly of the institution, threat or assertion of any claim, proceeding (including any governmental investigation) or litigation in connection with the matters addressed by this Agreement which involves the Company, any Guarantor or an Indemnified Person.

(b) In case any action or proceeding (including any governmental investigation) shall be brought or asserted against any of the Indemnified Persons with respect to which indemnity may be sought against the Company or any Guarantor, the applicable Initial Purchaser with respect to such Indemnified Person shall promptly notify the Company in writing (provided that, the failure to so to notify the Company or any Guarantor shall not relieve it from any liability that it may other wise have to any Indemnified Person under subsection (a) of this Section 8 except to the extent that the Company or any Guarantor suffers actual prejudice as result of such failure, and in no event shall such failure relieve the Company or any Guarantor from any obligation to provide reimbursement and contribution to any Indemnified Person) and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Persons and payment of all fees and expenses in connection therewith. Such Indemnified Person shall have the right to employ its own counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the employment of such counsel has been specifically authorized in writing by the Company or the Guarantors; (ii) the Company has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Person and the Company or any Guarantor, or any affiliate of the Company or such Guarantor and such Indemnified Person shall have been reasonably advised by counsel that either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Company or any Guarantor or such affiliate of the Company or such Guarantor or (y) a conflict may exist between such Indemnified Person and the Company or any Guarantor or such affiliate of the Company or such Guarantor (in which case the Company shall not have the right to assume the defense of such action on behalf of such Indemnified Person, it being understood, however, that the Company and the Guarantors shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all such Indemnified Persons, which firm shall be designated in writing by the Initial Purchasers and that all such fees and expenses shall be reimbursed as they are incurred). The Company and Guarantors shall not be liable for any settlement of any such action or proceeding effected without the Company’s prior written consent (which consent shall not be unreasonably withheld), and each of the Company and the Guarantors agrees to indemnify and hold harmless any Indemnified Person from and against any loss, claim, damage, liability or expense by reason of any settlement of any action effected with the written consent of the Company or a Guarantor (which consent shall not be unreasonably withheld). Neither the Company nor any Guarantor shall, without the prior written consent of each Indemnified Person affected thereby (which consent shall not unreasonably be withheld), settle or compromise or consent to the entry of judgment in or otherwise seek to terminate any pending or threatened action, claim, litigation or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto), unless such settlement, compromise, consent or termination includes (i) an unconditional release of each Indemnified Person affected thereby from all liability arising out of such action, claim, litigation or proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(c) Each of the Initial Purchasers agrees, severally and not jointly, to indemnify and hold harmless the Company and the Guarantors and their respective directors, officers and any person controlling (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) the Company, the Guarantors and the officers, directors, partners, employees, representatives and agents of each such person, to the same extent as the foregoing indemnity from the Company and the Guarantors to each of the Indemnified Persons, but only with respect to claims and actions based on the Initial Purchasers’ Information relating to such Initial Purchaser. In case any action or proceeding (including any governmental investigation) shall be brought or asserted against the Company, the Guarantors or any of their respective directors or officers, or any such controlling person based on the Offering Memorandum in respect of which indemnity may be sought against any Initial Purchaser pursuant to the foregoing sentence, such Initial Purchaser shall have the rights and duties given to the Company and the Guarantors by Section 8(b) above (except that if the

Company shall have assumed the defense thereof, such Initial Purchaser may, but shall not be required to, employ separate counsel therein and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Initial Purchaser), and the Company, the Guarantors, their directors, any such officers and each such controlling person shall have the rights and duties given to the Indemnified Person by Section 8(b) above.

(d) If the indemnification provided for in this Section 8 is unavailable to an indemnified party or is insufficient to hold an indemnified party harmless in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other hand from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying parties and the indemnified party, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors, on the one hand, and any of the Initial Purchasers, on the other hand, shall be deemed to be in the same proportion as the total proceeds from the offering (net of discounts and commissions but before deducting expenses) received by the Company bear to the total discounts and commissions received by such Initial Purchaser, in each case as set forth in the table on the cover page of the Offering Memorandum. The relative fault of the Company and the Guarantors and the Initial Purchasers shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact related to information supplied by the Company, the Guarantors or the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The indemnity and contribution obligations set forth herein shall be in addition to any liability or obligation such party may otherwise have to any indemnified party.

The Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to Section 8(d) were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

Notwithstanding the provisions of this Section 8, none of the Initial Purchasers (and its related Indemnified Persons) shall be required to contribute, in the aggregate, any amount in excess of the amount by which the total discount applicable to the Notes purchased by such Initial Purchaser exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to Section 8(d) are several in proportion to the respective principal amount of Notes purchased by each of the Initial Purchasers hereunder and not joint.

9. Conditions of Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers to purchase the Notes under this Agreement are subject to the satisfaction of each of the following conditions:

(a) All the representations and warranties of the Company and the Guarantors contained in this Agreement shall be true and correct on the date hereof and on the Closing Date with the same force and effect as if made on and as of the date hereof. The Company and the Guarantors shall have performed or complied with all of their obligations and agreements herein contained and required to be performed or complied with at or prior to the Closing Date.

(b) The Offering Memorandum shall have been printed and copies distributed to the Initial Purchasers as promptly as practicable following the date of this Agreement or at such other date and time as to which you may agree; and no stop order suspending the sale of the Notes in any jurisdiction referred to in Section 5(e) shall have been issued and no proceeding for that purpose shall have been commenced or shall be pending or threatened.

(c) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency which would, as of the Closing Date, prevent the issuance of the Notes; and no injunction, restraining order or order of any nature by a Federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance of the Notes and on the Closing Date, no action, suit or proceeding shall be pending against, or, to the knowledge of the Company or the Guarantors, threatened against the Company, the Guarantors or their respective subsidiaries before any court or arbitrator or any governmental body, agency or official which, if adversely determined, would interfere with or adversely affect the issuance of the Notes or would have a Material Adverse Effect.

(d) (i) Since the date hereof, there shall not have been any Material Adverse Change and (ii) except as described in the Offering Memorandum (including, without limitation, the pro forma information appearing therein) since the date of the latest balance sheet for the Company included in the Offering Memorandum there shall not have been any material change in the capital stock or long-term debt, or material increase in short-term debt of the Company and of its consolidated subsidiaries taken as a whole.

(e) The Company, the Guarantors and the Trustee shall have entered into the Indenture and you shall have received counterparts, conformed as executed, thereof.

(f) You shall have received certificates from the Company and each of the Guarantors, dated the Closing Date, executed on behalf of the Company and each of the Guarantors, by the President or any Vice President, and a principal financial or accounting officer of the Company and each of the Guarantors, confirming, as of the Closing Date, the matters set forth in paragraphs (a) through (d) and (o) of this Section 9.

(g) The Company and the Guarantors shall have executed and delivered, filed and recorded all instruments and documents, and have done all such acts and other things as are necessary to subject the Collateral to the security interests intended to be created by the Pledge and Security Agreement and as are reasonably necessary or advisable to perfect the security interests intended to be created thereby.

(h) The Securities shall have received a rating of at least Ba3 with a stable outlook from Moody’s and shall have received a rating of at least B+ with a stable outlook from S&P.

(i) On the Closing Date, you shall have received:

(1) an opinion (in a form reasonably satisfactory to you and your counsel), dated the Closing Date, of Latham & Watkins, counsel for the Company and the Guarantors, to the effect that:

a) (I) based solely on certificates of public officials, the Company is a Delaware limited partnership, and is validly existing and in good standing under the laws of Delaware and (II) the Company has the requisite power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum;

b) the Company has the full limited partnership power and authority to execute, deliver and perform this Agreement and the Indenture and to issue, deliver and sell the Securities as contemplated by this Agreement;

c) when executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by you in accordance with the terms of this Agreement (assuming due execution, authorization and delivery by the parties hereto other than the Company), the Securities will constitute legally valid and binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that a waiver of rights under any usury laws may be unenforceable;

d) the Indenture, assuming due authorization, execution and delivery thereof by the parties thereto other than the Company, constitutes the legally valid and binding agreement of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that a waiver of rights under any usury laws may be unenforceable;

e) the Securities and the Indenture conform in all material respects to the description thereof under the caption “Description of Series N Senior Notes” in the Offering Memorandum;

f) the Base Indenture has been qualified under the Trust Indenture Act of 1939;

g) the Pledgee on behalf of the holders of the Securities is entitled to the benefits of the provisions of the Pledge and Security Agreement;

h) assuming the accuracy of the Company’s representation in Section 6(ad) neither the consummation of the transactions contemplated by this Agreement nor the sale, issuance, execution or delivery of the Notes will violate Regulations T, U or X of the Board of Governors of the Federal Reserve System;

i) the Registration Rights Agreement (assuming due authorization, execution and delivery by the parties thereto other than the Company) is a valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that a waiver of rights under any usury laws may be unenforceable;

j) no registration under the Act of the Securities is required for the sale of the Securities to the Initial Purchasers or for the Exempt Resales, in each case, in the manner contemplated by this Agreement and the Offering Memorandum, assuming the accuracy of the Initial Purchasers’ representations contained in Section 7 of this Agreement and the compliance by the Initial Purchasers with their agreements contained in Section 3 of this Agreement and the accuracy of the representations of the Company and the Guarantors set forth in Sections 6(ah) and 6(ai) of this Agreement, it being understood that such counsel need express no opinion as to any subsequent resale of any Securities; and

k) the statements in the Offering Memorandum set forth under the caption “Certain Federal Tax Considerations,” insofar as they purport to summarize certain provisions of the statutes, regulations or other legal authorities summarized therein, are accurate summaries in all material respects.

(2) an opinion (satisfactory to you and your counsel) dated the Closing Date, of Hogan & Hartson, LLP, special tax counsel to Host REIT and the Company, to the effect that:

a) Host REIT was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code, effective for its taxable years ended December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004 and Host REIT’s current organization and intended method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for taxable year 2005 and thereafter.

(3) an opinion (satisfactory to you and your counsel) dated the Closing Date, of Elizabeth A. Abdoo, Executive Vice President and General Counsel of Host REIT and the Company, to the effect that:

a) the Company and each of the Guarantors formed under the laws of the United States of America or any states or jurisdiction thereof (each, a “U.S. Guarantor”) is a duly organized and validly existing partnership or limited liability company in good standing (except for the Guarantors that are general partnerships, as to which the concept of “good standing” does not apply) under the laws of its jurisdiction of formation, has the requisite partnership or limited liability company power and authority to own, lease and operate its properties and to conduct its business as described in or incorporated by reference into the Offering Memorandum and to execute, deliver and perform this Agreement, and based solely on certificates of public officials is duly qualified as a foreign entity and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have, singly or in the aggregate, a Material Adverse Effect;

b) all of the issued ownership interests in, each U.S. Guarantor have been duly and validly authorized and issued, and to the best knowledge of such counsel, all of the issued ownership interests in each U.S. Guarantor are owned free and clear of any Lien, except for Liens relating to the Existing Senior Notes, Credit Facility and the Securities or as otherwise disclosed in or incorporated by reference into the Offering Memorandum;

c) to the knowledge of such counsel, there are no outstanding subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or Liens related to or entitling any person to purchase or otherwise to acquire any ownership interest in any U.S. Guarantors;

d) neither the Company nor any of the U.S. Guarantors is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Offering Memorandum, will be, an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940;

e) no authorization, approval, consent or order of, or filing with, any court or governmental body or agency is required for the issuance and sale of the Securities pursuant to this Agreement, except such as have been obtained and made under state securities or Blue Sky laws or regulations;

f) the execution and delivery of this Agreement, the Registration Rights Agreement and the Indenture (collectively, the “Applicable Agreements”), the issuance and sale of the Notes, and the performance of the Applicable

Agreements will not (I) result in a default, breach or violation of or conflict with, as applicable, (A) any of the organizational instruments of the Company or any of the U.S. Guarantors, (B) to the knowledge of such counsel, any document described in the Offering Memorandum to which the Company or any of its affiliates is a party, (C) to the knowledge of such counsel, any order of any court or governmental agency or body having jurisdiction over the Company or any of the U.S. Guarantors or any of their properties, which conflict, breach or default in each of the cases described in clauses (B) or (C) would have a Material Adverse Effect or (II) cause the creation of any security interest or Lien (other than the Liens permitted under the Indenture) upon any of the property of the Company or any of the U.S. Guarantors; to the knowledge of such counsel, each document that was required to be described in the Offering Memorandum, is so described.

g) to the knowledge of such counsel, (I) there are no material franchises, contracts, indentures, mortgages, loan agreements, notes, leases or other instruments to which the Company or any of the U.S. Guarantors is a party or by which any of them may be bound that is not described in the Offering Memorandum, (II) no default exists in the due performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument so described, except for defaults which would not have a Material Adverse Effect and (III) neither the Company nor any of the U.S. Guarantors is in violation of its respective organizational instrument;

h) each of this Agreement, the Notes, the Indenture and the Registration Rights Agreement has been duly authorized, executed and delivered by the Company and each of the U.S. Guarantors; and

i) to the knowledge of such counsel, the descriptions of current or pending legal or governmental actions, suits or proceedings which appear under “Item 3 Legal Proceedings” in the Company’s Form 10-K for the fiscal year ended on December 31, 2004 and incorporated by reference into the Offering Memorandum, are accurate in all material respects.

The opinion required to be given by Elizabeth A. Abdoo pursuant to this Section 9(i)(3) may, to the extent that such opinion covers Guarantors formed under the laws of the states of Minnesota, Massachusetts, Texas or Florida, be provided by Dorsey & Whitney LLP, Bingham McCutchen LLP, Kane, Russell, Coleman & Logan, P.C. or Ruden, McClosky, Smith, Schuster & Russell, P.A., respectively, in lieu of Elizabeth A. Abdoo.

(4) an opinion (in a form reasonably satisfactory to you and your counsel), dated the Closing Date, of Cox Hanson O’Reilly Matheson, Nova Scotia counsel for the Company and HMC AP Canada Company, HMC Charlotte (Calgary) Company, Calgary Charlotte Holdings Company and HMC Grace (Calgary) Company (collectively, “Nova Scotia Guarantors”), to the effect that:

a) each Nova Scotia Guarantor is a company incorporated [or amalgamated] and existing under the laws of the Province of Nova Scotia and has not been dissolved;

b) each Nova Scotia Guarantor has the corporate power and capacity to execute, deliver and perform its obligations under the Applicable Agreements;

c) each Nova Scotia Guarantor has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Applicable Agreement and each Nova Scotia Guarantor has duly executed each of the Applicable Agreements;

d) assuming that each of the Applicable Agreements has been physically delivered by each Nova Scotia Guarantor to the other parties thereto, or their respective agents, and have been properly delivered under all relevant laws other than those of the Province of Nova Scotia and are not delivered subject to any condition or escrow which is not been satisfied, each of the Applicable Agreements has been duly delivered;

e) based solely on our review of the minute book records of the Nova Scotia Guarantors in our possession, the authorized capital of the Nova Scotia Guarantors consist of [as described in opinion] of which [as described in opinion] are issued as fully paid and outstanding in the name(s) of [as described in opinion];

f) the execution, delivery and performance by the Nova Scotia Guarantors of each of the Applicable Agreements do no breach or result in a default under (i) the Memorandum of Association or Articles of Association of such Nova Scotia Guarantor, or (ii) any law, statute, rule or regulation of the Province of Nova Scotia to which any of the Nova Scotia Guarantors is subject;

g) no authorization, consent, permit or approval of, or other action by, or filing with or notice to, any governmental agency or authority, regulatory body, court, tribunal or similar entity having jurisdiction in the Province under the laws of the Province is required in connection with the execution, delivery and performance of the Applicable Agreements by any of the Nova Scotia Guarantors; and

h) we have conducted in the Province of Nova Scotia searches against the Nova Scotia Guarantors under the registries set out in the Schedule attached hereto. The searches were conducted current to the date indicated in such schedule and disclose no registrations other than as indicated herein.

(5) an opinion (in a form reasonably satisfactory to you and your counsel), dated the Closing Date, of Blake, Cassels & Graydon LLP, Alberta counsel for the Company and Calgary Charlotte Partnership (the, “Alberta Guarantor”), to the effect that:

a) the Alberta Guarantor is a partnership organized and existing under the laws of the Province of Alberta and has not been dissolved;

b) the Alberta Guarantor has the partnership power and capacity to execute, deliver and perform its obligations under the Applicable Agreements;

c) the Alberta Guarantor has taken all necessary partnership action to authorize the execution, delivery and performance by it of the Applicable Agreement and the Alberta Guarantor has duly executed each of the Applicable Agreements;

d) assuming that each of the Applicable Agreements has been physically delivered by the Alberta Guarantor to the other parties thereto, or their respective agents, and have been properly delivered under all relevant laws other than those of the Province of Alberta and are not delivered subject to any condition or escrow which is not been satisfied, each of the Applicable Agreements has been duly delivered;

e) the execution, delivery and performance by the Alberta Guarantor of each of the Applicable Agreements do no breach or result in a default under (i) the partnership agreement of the Alberta Guarantor, or (ii) any law, statute, rule or regulation of the Province of Alberta to which the Alberta Guarantor is subject;

f) no authorization, consent, permit or approval of, or other action by, or filing with or notice to, any governmental agency or authority, regulatory body, court, tribunal or similar entity having jurisdiction in the Province under the laws of the Province is required in connection with the execution, delivery and performance of the Applicable Agreements by the Alberta Guarantor; and

g) we have conducted in the Province of Alberta searches against the Alberta Guarantor under the registries set out in the Schedule attached hereto. The searches were conducted current to the date indicated in such schedule and disclose no registrations other than as set forth herein.

(j) In addition, each of Latham & Watkins and Elizabeth A. Abdoo shall also confirm, in a separate letter, that subject to customary qualifications as to such counsel’s participation, review and reliance, no facts came to such counsel’s attention that caused such counsel to believe that the Offering Memorandum, as of its date, and as of the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that such counsel will express no belief with respect to the financial statements, schedules or other financial data included or incorporated by reference in, or omitted from the Offering Memorandum.

In rendering any opinion pursuant to this Section 9, any counsel may rely, as to matters of fact, to the extent such counsel deems proper, on oral or written statements and representations of officers and other representatives of the Company and others, on certificates of and assurances from public officials and on certificates or other written statements of officers of departments of various jurisdictions having custody of documents respecting the corporate existence or good standing of the Company and the Guarantors.

(k) You shall have received an opinion or opinions, as to certain of the matters set forth above, dated the Closing Date, of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”), your counsel, in form and substance reasonably satisfactory to you.

(l) You shall have received letters on and as of the date hereof as well as on and as of the Closing Date (in the latter case constituting an affirmation of the statements set forth in the former), in form and substance satisfactory to you from KPMG LLP, independent public accountants, with respect to the financial statements and certain financial information contained in the Offering Memorandum.

(m) Skadden Arps shall have been furnished with such documents and opinions, in addition to those set forth above, as they may reasonably require and request for the purpose of enabling them to review or pass upon the matters referred to in this Section 9 and in order to evidence the accuracy, completeness or satisfaction in all material respects of any of the representations, warranties or conditions herein contained.

(n) Prior to the Closing Date, the Company shall have furnished to you such further information, certificates and documents as you may reasonably request.

(o) Neither the Company nor any of the Guarantors shall have failed at or prior to the Closing Date to perform or comply with any of the agreements herein contained and required to be performed or complied with by it at or prior to the Closing Date.

(p) On or prior to the Closing Date, the Company shall have received effective consents of the lenders as required, if applicable, under the Credit Facility to the transactions contemplated by this Agreement.

(q) As of the Closing Date, Congress shall not have enacted legislation, or proposed legislation with a reasonable possibility of being enacted, that would have the effect of substantially impairing the ability of Host REIT to qualify as a REIT or the Operating Partnership to qualify as a partnership or substantially increasing the federal income tax liabilities of Host REIT or other reductions in the expected benefits resulting from the effectiveness of the conversion of the business operations of Host REIT and its subsidiaries to qualify as a REIT, which determination will be made by the Initial Purchasers, in their discretion.

(r) The Series N Notes shall have been approved by the NASD for inclusion in the PORTAL market.

(s) All subsidiaries of the Company that have guaranteed the obligations under the Credit Facility shall have guaranteed the Series N Notes as of the Closing Date.

All opinions, certificates, letters and other documents required by this Section 9 to be delivered by the Company and the Guarantors will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to you. The Company and the Guarantors will furnish the Initial Purchasers with such conformed copies of such opinions, certificates, letters and other documents as they shall reasonably request.

10. Defaults. If on the Closing Date, any of the Initial Purchasers shall fail or refuse to purchase Securities which it has agreed to purchase hereunder on such date, and the aggregate principal amount of such Securities that such defaulting Initial Purchaser(s) agreed but failed or refused to purchase does not exceed 10% of the total principal amount of such Securities that all of the Initial Purchasers are obligated to purchase on such Closing Date, each non-defaulting Initial Purchaser shall be obligated to purchase the amount of the Securities that such defaulting Initial Purchaser(s) agreed but failed or refused to purchase on such date at a purchase price to the Company equal to 98.5% of the principal amount at maturity of such Securities; provided that in no event shall the number of Securities that any Initial Purchaser has agreed to purchase pursuant to Section 2 hereof be increased pursuant to this Section 10 by an amount in excess of one-ninth of such number of Securities, without the written consent of such Initial Purchaser. If, on the Closing Date, any of the Initial Purchasers shall fail or refuse to purchase Securities in an aggregate principal amount that exceeds 10% of such total principal amount of the Securities and arrangements satisfactory to the other Initial Purchaser(s) and the Company for the purchase of such Securities are not made within 48 hours after such default, this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchaser(s), the Company or the Guarantors, except as otherwise provided in Section 11. In any such case that does not result in termination of this Agreement, the Initial Purchasers and the Company may agree to postpone the Closing Date for not longer than seven days, in order that the required changes, if any, in the Offering Memorandum or any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve a defaulting Initial Purchaser from liability in respect of any default by such Initial Purchaser under this Agreement.

11. Effective Date of Agreement and Termination. This Agreement shall become effective upon the execution and delivery of this Agreement by the parties hereto.

This Agreement may be terminated at any time on or prior to the Closing Date by you by notice to the Company if any of the following has occurred (i) subsequent to the date of this Agreement, any Material Adverse Change occurs, which, in the judgment of the Representatives, makes it impracticable or inadvisable to market the Notes or to enforce contracts for sale of the Notes, (ii) any new outbreak or material escalation of hostilities or other national or international calamity or crisis or material adverse change in the financial markets of the United States or elsewhere, or any other substantial national or international calamity or emergency if the effect of such outbreak, escalation, calamity, crisis or emergency would, in the judgment of the Representatives, make it impracticable or inadvisable to market the Notes or to enforce contracts for the sale of the Notes, (iii) any suspension or limitation of trading generally in securities on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market or in the over-the-counter markets or any setting of minimum prices for trading on such exchange or markets, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, (iv) any declaration of a general banking moratorium by Federal, New York or Maryland authorities, (v) the taking of any action by any Federal, state or local government or agency in respect of its monetary or fiscal affairs that in your judgment has a material adverse effect on the financial markets in the United States, and would, in the judgment of the Representatives, make it impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, (vi) the enactment, publication, decree, or other promulgation of any Federal or state statute, regulation, rule or order of any court or other governmental authority which would, in the judgment of the Representatives, have a Material Adverse Effect, (vii) the Securities shall have received a rating of less than Ba3 with a stable outlook from Moody’s or less than B+ with a stable outlook from S&P, or (viii) the Securities shall have been placed on any “watch list” for possible downgrading by Moody’s or S&P, provided that in the case of any such “watch list” placement, termination shall be permitted only if such placement would, in the judgment of the Representatives, make it impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities or materially impair the investment quality of the Securities.

The indemnities and contribution provisions and the other agreements, representations and warranties of the Company, the Guarantors, their respective officers and directors and the Initial Purchasers set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, and will survive delivery of and payment for the Securities, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of any of the Initial Purchasers or by or on behalf of the Company or any Guarantor, its officers or directors or any controlling person thereof, (ii) acceptance of the Securities and payment for them hereunder and (iii) termination of this Agreement.

If this Agreement shall be terminated by the Initial Purchasers pursuant to clauses (i) or (vii) of the second paragraph of this Section 11 or because of the failure or refusal on the part of the Company or any Guarantor to comply with the terms or to fulfill any of the conditions of this Agreement, the Company and the Guarantors agree to reimburse you for all out-of-pocket expenses incurred by you. Notwithstanding any termination of this Agreement, the Company and the Guarantors shall be liable for all expenses which they have agreed to pay pursuant to Section 5(j) hereof.

Except as otherwise provided, this Agreement has been and is made solely for the benefit of and shall be binding upon the Company, the Guarantors, the Initial Purchasers, any Indemnified Person referred to herein and their respective successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement. The terms “successors and assigns” shall not include a purchaser of any of the Securities from any of the Initial Purchasers merely because of such purchase.

12. Notices. Notices given pursuant to any provision of this Agreement shall be addressed as follows: (a) if to the Company or any Guarantor, at 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817, Attention: Elizabeth A. Abdoo with a copy to Latham & Watkins, 555 11th Street, N.W., Washington, D.C. 20004, Attention: Scott C. Herlihy, Esq., and (b) if to any Initial Purchaser, to Goldman, Sachs & Co., with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, Attention: Mark C. Smith, or in any case to such other address as the person to be notified may have requested in writing.

13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

14. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and other persons referred to in Section 8, and no other person will have any right or obligation hereunder.

[Remainder of Page Intentionally Left Blank]

This Agreement may be signed in various counterparts which together shall constitute one and the same instrument. Please confirm that the foregoing correctly sets forth the agreement among the Company, the Guarantors and you.

Very truly yours,

HOST MARRIOTT, L.P.

By:	HOST MARRIOTT CORPORATION

By:	/s/ Gregory J. Larson
Name:	Gregory J. Larson
Title:	Senior Vice President, Treasurer and Investor Relations

AIRPORT HOTELS LLC,
HOST OF BOSTON, LTD.,
BY:	AIRPORT HOTELS LLC,
HOST OF HOUSTON, LTD.,
BY:	AIRPORT HOTELS LLC
HOST OF HOUSTON 1979,
BY:	AIRPORT HOTELS LLC
BY:	HOST OF HOUSTON, LTD.
	BY:	AIRPORT HOTELS LLC
CHESAPEAKE FINANCIAL SERVICES LLC,
HMC RETIREMENT PROPERTIES, L.P.,
BY:	DURBIN LLC
HMH MARINA LLC,
FARRELL’S ICE CREAM PARLOUR RESTAURANTS LLC,
HMC ATLANTA LLC,
HMC BCR HOLDINGS LLC,
HMC BURLINGAME LLC,
HMC CAPITAL LLC,
HMC CAPITAL RESOURCES LLC,
HMC PARK RIDGE LLC,
HOST PARK RIDGE LLC,
HMC SUITES LLC,
HMC SUITES LIMITED PARTNERSHIP,
BY:	HMC SUITES LLC,

PRM LLC,
WELLSFORD-PARK RIDGE HMC HOTEL LIMITED PARTNERSHIP,
BY: HOST PARK RIDGE LLC,
YBG ASSOCIATES LLC,
HMC CHICAGO LLC,
HMC DESERT LLC,
HMC PALM DESERT LLC,
HMC DIVERSIFIED LLC,
HMC EAST SIDE LLC,
EAST SIDE HOTEL ASSOCIATES, L.P.
BY: HMC EAST SIDE LLC
HMC EAST SIDE II LLC,
HMC GATEWAY LLC,
HMC GRAND LLC,
HMC HANOVER LLC,
HMC HARTFORD LLC,
HMC HOTEL DEVELOPMENT LLC,
HMC HPP LLC,
HMC IHP HOLDINGS LLC,
HMC MANHATTAN BEACH LLC,
HMC MARKET STREET LLC,
NEW MARKET STREET LP,
BY: HMC MARKET STREET LLC
HMC GEORGIA LLC,
HMC MEXPARK LLC,
HMC POLANCO LLC,
HMC NGL LLC,
HMC OLS I L.P.,
BY: HMC OLS I LLC
HMC OP BN LLC,
HMC PACIFIC GATEWAY LLC,
HMC PLP LLC,
CHESAPEAKE HOTEL LIMITED PARTNERSHIP,
BY: HMC PLP LLC
HMC POTOMAC LLC,
HMC PROPERTIES I LLC,
HMC PROPERTIES II LLC,
HMC SBM TWO LLC,
HMC SEATTLE LLC,

HMC SFO LLC,
HMC SWISS HOLDINGS LLC,
HMH GENERAL PARTNER HOLDINGS LLC,
HMH NORFOLK LLC,
HMH NORFOLK, L.P.,
BY:	HMH NORFOLK LLC
HMH PENTAGON LLC,
HMH RESTAURANTS LLC,
HMH RIVERS LLC,
HMH RIVERS, L.P.,
BY:	HMH RIVERS LLC
HMH WTC LLC,
HOST LA JOLLA LLC,
CITY CENTER HOTEL LIMITED PARTNERSHIP,
BY:	HOST LA JOLLA LLC
TIMES SQUARE LLC,
IVY STREET LLC,
MARKET STREET HOST LLC,
PHILADELPHIA AIRPORT HOTEL LLC,
PM FINANCIAL LLC,
PM FINANCIAL LP,
BY:	PM FINANCIAL LLC
HMC PROPERTY LEASING LLC,
HMC HOST RESTAURANTS LLC,
SANTA CLARA HMC LLC,
S.D. HOTELS LLC,
TIMES SQUARE GP LLC,
DURBIN LLC,
HMC HT LLC,
HMC JWDC LLC,
HMC OLS I LLC,
HMC OLS II L.P.,
BY:	HMC OLS I LLC
HMT LESSEE PARENT LLC,
HMC/INTERSTATE MANHATTAN BEACH, L.P.,
BY:	HMC MANHATTAN BEACH LLC
AMELIATEL,
BY:	HMC AMELIA I LLC,
BY:	HMC AMELIA II LLC,
HMC AMELIA I LLC,

HMC AMELIA II LLC,
ROCKLEDGE HOTEL LLC,
FERNWOOD HOTEL LLC,
HMC COPLEY LLC,
HMC HEADHOUSE FUNDING LLC,
IVY STREET HOPEWELL LLC,
HMC DIVERSIFIED AMERICAN HOTELS, L.P.,
BY:	HMC DIVERSIFIED LLC,
POTOMAC HOTEL LIMITED PARTNERSHIP,
BY:	HMC POTOMAC LLC
HMC AP GP LLC,
HMC AP LP,
BY:	HMC AP GP LLC
HMC AP CANADA COMPANY,
HMC TORONTO AIRPORT GP LLC,
HMC TORONTO AIRPORT LP,
BY:	HMC TORONTO AIRPORT GP LLC
HMC TORONTO EC GP LLC,
HMC TORONTO EC LP,
BY:	HMC TORONTO EC GP LLC
HMC CHARLOTTE GP LLC,
HMC CHARLOTTE LP,
BY:	HMC CHARLOTTE GP LLC
HMC CHARLOTTE (CALGARY) COMPANY,
CALGARY CHARLOTTE PARTNERSHIP,
BY:	HMC CHARLOTTE (CALGARY) COMPANY
BY:	HMC GRACE (CALGARY) COMPANY
CALGARY CHARLOTTE HOLDINGS COMPANY,
HMC GRACE (CALGARY) COMPANY,
HMC MAUI LLC,
HMC KEA LANI LLC,
HMC CHICAGO LAKEFRONT LLC,
HMC LENOX LLC.

By:	/s/ Gregory J. Larson
Name:	Gregory J. Larson
Title:	Senior Vice President, Treasurer and Investor Relations

The foregoing Purchase Agreement

is hereby confirmed and accepted

as of the date first above written.

GOLDMAN, SACHS & CO.

DEUTSCHE BANK SECURITIES INC.

CITIGROUP GLOBAL MARKETS INC.

By:	Goldman, Sachs & Co.

	By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

By:	Deutsche Bank Securities Inc.

	By:	/s/ Authorized Person
Name:
Title:

	By:	/s/ Authorized Person
Name:
Title:

By:	Citigroup Global Markets Inc.

	By:	/s/ Authorized Person
Name:
Title:

SCHEDULE A

Guarantors

(1)	Airport Hotels LLC
(2)	Host of Boston, Ltd.
(3)	Host of Houston, Ltd
(4)	Host of Houston 1979
(5)	Chesapeake Financial Services LLC
(6)	HMC Retirement Properties, L.P.
(7)	HMH Marina LLC
(8)	Farrell’s Ice Cream Parlour Restaurants LLC
(9)	HMC Atlanta LLC
(10)	HMC BCR Holdings LLC
(11)	HMC Burlingame LLC
(12)	HMC Capital LLC
(13)	HMC Capital Resources LLC
(14)	HMC Park Ridge LLC
(15)	Host Park Ridge LLC
(16)	HMC Suites LLC
(17)	HMC Suites Limited Partnership
(18)	PRM LLC
(19)	Wellsford-Park Ridge HMC Hotel Limited Partnership
(20)	YBG Associates LLC
(21)	HMC Chicago LLC
(22)	HMC Desert LLC
(23)	HMC Palm Desert LLC
(24)	HMC Diversified LLC
(25)	HMC East Side LLC
(26)	East Side Hotel Associates, L.P.
(27)	HMC East Side II LLC
(28)	HMC Gateway LLC
(29)	HMC Grand LLC
(30)	HMC Hanover LLC
(31)	HMC Hartford LLC
(32)	HMC Hotel Development LLC
(33)	HMC HPP LLC
(34)	HMC IHP Holdings LLC
(35)	HMC Manhattan Beach LLC
(36)	HMC Market Street LLC

(37)	New Market Street LP
(38)	HMC Georgia LLC
(39)	HMC Mexpark LLC
(40)	HMC Polanco LLC
(41)	HMC NGL LLC
(42)	HMC OLS I L.P.
(43)	HMC OP BN LLC
(44)	HMC Pacific Gateway LLC
(45)	HMC PLP LLC
(46)	Chesapeake Hotel Limited Partnership
(47)	HMC Potomac LLC
(48)	HMC Properties I LLC
(49)	HMC Properties II LLC
(50)	HMC SBM Two LLC
(51)	HMC Seattle LLC
(52)	HMC SFO LLC
(53)	HMC Swiss Holdings LLC
(54)	HMH General Partner Holdings LLC
(55)	HMH Norfolk LLC
(56)	HMH Norfolk, L.P.
(57)	HMH Pentagon LLC
(58)	HMH Restaurants LLC
(59)	HMH Rivers LLC
(60)	HMH Rivers, L.P.
(61)	HMH WTC LLC
(62)	Host La Jolla LLC
(63)	City Center Hotel Limited Partnership
(64)	Times Square LLC
(65)	Ivy Street LLC
(66)	Market Street Host LLC
(67)	Philadelphia Airport Hotel LLC
(68)	PM Financial LLC
(69)	PM Financial LP
(70)	HMC Property Leasing LLC
(71)	HMC Host Restaurants LLC
(72)	Santa Clara HMC LLC
(73)	S.D. Hotels LLC
(74)	Times Square GP LLC
(75)	Durbin LLC
(76)	HMC HT LLC

(77)	HMC JWDC LLC
(78)	HMC OLS I LLC
(79)	HMC OLS II L.P.
(80)	HMT Lessee Parent LLC
(81)	HMC/Interstate Manhattan Beach, L.P.
(82)	Ameliatel
(83)	HMC Amelia I LLC
(84)	HMC Amelia II LLC
(85)	Rockledge Hotel LLC
(86)	Fernwood Hotel LLC
(87)	HMC Copley LLC
(88)	HMC Headhouse Funding LLC
(89)	Ivy Street Hopewell LLC
(90)	HMC Diversified American Hotels, L.P.
(91)	Potomac Hotel Limited Partnership
(92)	HMC AP GP LLC
(93)	HMC AP LP
(94)	HMC AP Canada Company
(95)	HMC Toronto Airport GP LLC
(96)	HMC Toronto Airport LP
(97)	HMC Toronto EC GP LLC
(98)	HMC Toronto EC LP
(99)	HMC Charlotte GP LLC
(100)	HMC Charlotte LP
(101)	HMC Charlotte (Calgary) Company
(102)	Calgary Charlotte Partnership
(103)	Calgary Charlotte Holdings Company
(104)	HMC Grace (Calgary) Company
(105)	HMC Maui LLC
(106)	HMC Kea Lani LLC
(107)	HMC Chicago Lakefront LLC
(108)	HMC Lenox LLC

SCHEDULE B

Initial Purchaser	Principal Amount of Series N Notes
Goldman, Sachs & Co.	$130,000,000
Deutsche Bank Securities Inc.	$130,000,000
Citigroup Global Markets Inc.	$130,000,000
Banc of America Securities LLC	$37,142,950
Bear, Stearns & Co. Inc.	$37,142,950
BNY Capital Markets, Inc.	$37,142,950
Calyon Securities (USA) Inc.	$37,142,950
SG Americas Securities, LLC	$37,142,950
Wachovia Capital Markets, LLC	$37,142,950
Scotia Capital (USA) Inc.	$18,571,150
RBS Greenwich Capital Markets, Inc.	$18,571,150

Total	$650,000,000

SCHEDULE C

Subsidiaries Not Wholly Owned

by

HOST MARRIOTT, L.P.

Name of Non-Wholly Owned Subsidiary	Percentage Owned By Host Marriott, L.P. (Indirectly or Directly)
HMC Park Ridge II LLC	99%
HMC Park Ridge LP	99.99%
Atlanta II Limited Partnership	99.99%
Ivy Street Hotel Limited Partnership	99.992%
Ivy Street MPF LLC	99.992%
HMC Burlingame II LLC	99%
Host DSM Limited Partnership	99.99%
CHLP Finance LP	95%
HMA-GP LLC	98.992%
HMA Realty Limited Partnership	99.982%
HTKG Development Associates Limited Partnership	99.99%
HMC Burlingame Hotel LLC	99.99%
Mutual Benefit Chicago Suite Hotel Partners, L.P.	99.99%
HMC DSM LLC	99.99%
DS Hotel LLC	99.99%
East Side Hotel Associates, L.P.	99.99%
Pacific Gateway, Ltd.	89.97%
Host Hanover Limited Partnership	99.99%
IHP Holdings Partnership, L.P.	97.5231%
Philadelphia Market Street HMC Hotel Limited Partnership	86.75%
HMC Hotel Properties Limited Partnership	99.99%
Lauderdale Beach Association	50.495%
HMC MHP II LLC	99%
HMC Hotel Properties II Limited Partnership	99.99%
Santa Clara Host Hotel Limited Partnership	99.985%
Times Square HMC Hotel, L.P.	99.99939%
HMC Times Square Hotel LLC	99.99939%

Name of Non-Wholly Owned Subsidiary	Percentage Owned By Host Marriott, L.P. (Indirectly or Directly)
Philadelphia Airport Hotel Limited Partnership	89%
Hopewell Associates, L.P.	99.99%
Timewell Group, Ltd.	99.99%
Timeport, L.P.	99.99%
HMC Times Square Partner LLC	99%
HMC Partnership Properties LLC	99%

SCHEDULE D

Form of Registration Rights Agreement

[Not included]